      As filed with the Securities and Exchange Commission on May 14, 2002
                          Registration No. __________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 EUROTECH, LTD.

             (Exact name of registrant as specified in its charter)



   District of Columbia                                          33-0662435
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                 10306 Eaton Place, Suite 220, Fairfax, VA 22030
                                 (703) 352-4399
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)



          Todd J. Broms                       Copies of communications to:
President and Chief Executive Officer             Robert A. Solomon, Esq.
    10306 Eaton Place, Suite 220         Solomon Pearl Blum Heymann & Stich, LLP
          Fairfax, VA 22030                       40 Wall Street, 35th Floor
           (703) 352-4399                         New York, New York 10005
(Name, address, including zip code, and                (212) 267-7600
   telephone number, including area
      code, of agent for service)

                         ------------------------------


 Approximate date of proposed sales to the public: From time to time after this
                    Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuing basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

----------------------- --------------- ------------------------ ------------------- -----------------
                                    CALCULATION OF REGISTRATION FEE
----------------------- --------------- ------------------------ ------------------- -----------------
Title of each class of  Amount to be    Proposed Maximum         Proposed maximum    Amount of
securities to be        registered (1)  offering price per unit  aggregate offering  registration fee
registered                              (2)                      price
----------------------- --------------- ------------------------ ------------------- -----------------
Common Stock, $.00025   131,602,611     $.25                     $32,900,652.75      $3,026.87
par value
----------------------- --------------- ------------------------ ------------------- -----------------

1 Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such common stock as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2 Estimated solely for the purposes of determining the registration fee. In accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended, the above calculation is based on the average of the high and low prices reported on the American Stock Exchange on May 9, 2002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                       131,602,611 SHARES OF COMMON STOCK

                                       OF

                                 EUROTECH, LTD.



Possible resales at market of shares of our outstanding common stock by some of our existing shareholders, including shares that some of these shareholders do not now own but are entitled to acquire either pursuant to the conversion of Series A 3% Convertible Preferred Stock, repricing agreements or upon exercise of warrants or options that we have issued to them in the past. We will not receive any proceeds from the sale of these shares, but, depending on whether or not the selling shareholders exercise cashless exercise rights upon exercise of warrants or options issued to them, we may receive proceeds from any exercise of the warrants or options. Any proceeds we may potentially receive upon conversion of such warrants or options will be used for working capital.

Our common stock is traded on the American Stock Exchange under the symbol EUO. The last sale price for our common stock, as reported on the American Stock Exchange on May 9, 2002, was $0.25.

We will bear all expenses, other than selling commissions and fees in connection with sales by selling shareholders, of the registration and sale of the shares being offered by this Prospectus.


          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                      SEE RISK FACTORS STARTING ON PAGE 4.


 NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.


                                  May 14, 2002

                                 EUROTECH, LTD.

                                    FORM S-3

                                Table of Contents

PROSPECTUS SUMMARY                                                            3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                             4
RISK FACTORS                                                                  4
SECURITES PURCHASE AGREEMENT WITH WOODWARD LLC                                13
USE OF PROCEEDS                                                               15
SELLING SHAREHOLDERS                                                          16
PLAN OF DISTRIBUTION                                                          18
DESCRIPTION OF CAPITAL STOCK                                                  19
LEGAL MATTERS                                                                 20
EXPERTS                                                                       20
RECENT DEVELOPMENTS                                                           20
ADDITIONAL INFORMATION AND INFORMATION INCORPORATED BY REFERENCE              20
DISCLOSURE OF COMMISSION POSITION IN INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES                                                               21

                               PROSPECTUS SUMMARY

         The following summary contains basic information about Eurotech and this prospectus. It likely does not contain all the information that is important to you. For a more complete understanding, we encourage you to read the entire document and the documents referred to in this prospectus, including the financial statements and related notes included in the reports that we file with the SEC.

         In this prospectus, the words Eurotech, Company, we, our, and us refer to Eurotech, Ltd.

THE COMPANY

         Eurotech, Ltd. is a development stage company acquiring, developing, and marketing emerging chemical and electronic technologies designed to improve the environmental and security sectors. We manage comprehensive engineering and scientific development programs designed to identify products and processes that have unique or superior characteristics with reduced manufacturing and/or use risks. Our portfolio of technologically advanced products include (a) proprietary materials created to specifically solve the serious problems of how nuclear and other hazardous wastes are cost effectively contained, (b) advanced performance materials for use in industrial products such as coatings and paints, and (c) automatic detection of explosives and illicit materials for use in Homeland Security. Our three operational divisions are: Nuclear & Environmental Technology Solutions, Advanced Performance Materials, and Security & Safeguards. We seek to commercialize our technologies using various financial and transactional vehicles including: technology transfer, licensing, joint venture, and distribution agreements.

         We are not a subsidiary of another corporation, entity, or other person. We hold a greater than 50% equity interest in several Israeli research and development companies which may be deemed to be subsidiaries. In addition, we also own a majority interest in a Delaware corporation which holds certain encryption technology assets currently under development, which may also be deemed to be a subsidiary.

         The Company was incorporated under the laws of the District of Columbia on May 26, 1995.

Our executive office is located at 10306 Eaton Place, Suite 220, Fairfax, Virginia 22030. Our telephone number is (703) 352-4399 and our website address is HTTP://WWW.EUROTECHLTD.COM.

THE OFFERING

Common Shares that May Be Offered
     by the Selling Shareholders             131,602,611 shares of common stock.

Common Shares Outstanding on April 30, 2002  72,378,675 shares of common stock.

Common Shares that May be Outstanding
     After Offering (1)                      201,390,770 shares of common stock.

Use of Proceeds                              We will not receive any proceeds
                                             from the sale of any of the shares
                                             that may be sold by selling
                                             shareholders, but, depending on
                                             whether or not the selling
                                             shareholders exercise cashless
                                             exercise rights upon exercise of
                                             warrants or options issued to them,
                                             we may receive proceeds from any
                                             exercise of the warrants or
                                             options. Any proceeds we may
                                             potentially receive upon conversion
                                             of such warrants or options will be
                                             used for working capital.

Risk Factors                                 The common stock offered by this
                                             Prospectus is speculative and very
                                             risky. You should carefully
                                             consider the risk factors contained
                                             in this prospectus before
                                             investing. See the Risk Factors
                                             section for a more complete
                                             discussion of the risks associated
                                             with investment in Eurotech shares.

(1) Common shares outstanding on April 30, 2002    72,378,675

   Add:  Common shares reserved for issuance upon exercise
         of warrants held by other investors and covered
         by this Prospectus                                          60,000

   Add:  Common shares reserved for conversion of Series A
         3% Convertible Preferred Stock. (1)                         5,250,000

   Add:  Common shares reserved for potential issuance to
         Woodward LLC ("Woodward") upon repricing of
         shares held by that investor pursuant to the
         March 2001 Common Stock Purchase Agreement (1)              30,000,000

   Add:  Common shares reserved for potential issuance
         to Woodward upon and repricing of common stock
         upon conversion of Series A 3% Convertible
         Preferred Stock (1)                                         90,000,000

   Add:  Common shares owned and reserved for issuance
         upon exercise of stock options or warrants
         held by officers, directors and consultants                 3,723,291

   Add:  Common shares owned by other investors and consultants      2,569,320

   Common Shares that May be Outstanding After Offering,
         assuming sale of all shares covered by this
         prospectus and no others                                    201,390,770

         Eurotech currently has 100,000,000 shares of common stock authorized. We are registering more shares of common stock than we are authorized to issue under our Articles of Incorporation. We have plans to hold a shareholders meeting in the near future and will recommend that our shareholders approve an increase in our authorized capital. Our financing agreements limit our obligations to issue shares of common stock so that we will not be obligated to issue in excess of our authorized common stock. Under these agreements, we have also agreed to hold a shareholders meeting and recommend an increase in our authorized capital. If we receive such approval, we have agreed to reserve additional shares of common stock for issuance pursuant to these existing financing agreements. We are registering the excess shares in anticipation of receiving approval to increase our authorized capital.

----------------

(1) The agreements with Woodward contain provisions limiting the right of Woodward to be issued shares in excess of 9.99% of the then outstanding shares of common stock of Eurotech. In addition, the agreements with Woodward also have provisions limiting the right of Woodward to be issued shares in an amount that exceeds 19.9% of the outstanding shares of common stock of Eurotech as of the closing date of the relevant financing agreement without shareholder approval as required by the listing agreement of the principal market on which Eurotech's common stock is listed.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Our disclosure and analysis in this prospectus and the documents incorporated by reference or delivered to you with this prospectus, including the documents listed below in the section entitled "Additional Information and Information Incorporated by Reference" contain forward-looking statements, which provide our current expectations or forecasts of future events. Forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. Words such as "believes," "anticipates" and "intends" may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for may reasons, including the factors described in the section entitled "Risk Factors" in this prospectus.

         You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the Securities and Exchange Commission, or SEC, after the date of this prospectus.

                                  RISK FACTORS

         You should carefully consider the risks described below, together with all other information contained in this prospectus. If any of the following risks actually occur, our business, financial condition or operating results may be harmed. In that case, the trading price of our common stock may decline or we may be forced out of business and you could lose your entire investment in us.

YOU FACE SUBSTANTIAL DILUTION OF YOUR EQUITY OWNERSHIP PERCENTAGE IF MORE OF OUR OUTSTANDING WARRANTS AND OPTIONS ARE EXERCISED OR IF MORE OF THE SHARES THAT WE HAVE ISSUED TO WOODWARD OR IN OTHER FINANCINGS ARE REPRICED.

The extent to which your equity ownership percentage will be diluted as a result of warrant and option exercises and repricing of previously issued shares depends on the market price of our outstanding shares, so that each decline in the market price of our outstanding shares creates the risk of further dilution.

The following table summarizes the possible combined dilutive effect of the Woodward repricing provisions. The numbers in the table assume that the "Assumed Average Market Price During Repricing Period" shown in the table remains unchanged over a period of eight months. Actual repricings will be based on actual prices during the respective monthly periods, which can be expected to fluctuate.

       ---------------------- ------------ ------------------- ------------------------- -----------------------------
                                                                Total Number of Shares
                                            Assumed Average     Issuable on Account of     Percent of Total No. of
                               Number of      Market Price      Repricings Through End        Shares Outstanding
               Date             Shares      During Repricing   of Respective Repricing           (72,378,675)
                                                Period                  Period
       ---------------------- ------------ ------------------- ------------------------- -----------------------------
       June 1, 2002             444,444           0.30                        5,125,921              7.08%
       ---------------------- ------------ ------------------- ------------------------- -----------------------------
                                444,444           0.20                        7,911,103             10.93%
       ---------------------- ------------ ------------------- ------------------------- -----------------------------
                                444,444           0.10                       16,226,650             22.42%
       ---------------------- ------------ ------------------- ------------------------- -----------------------------
       July 1, 2002             444,444           0.30                        5,125,921              7.08%
       ---------------------- ------------ ------------------- ------------------------- -----------------------------
                                444,444           0.20                        7,911,103             10.93%
       ---------------------- ------------ ------------------- ------------------------- -----------------------------
                                444,444           0.10                       16,226,650             22.42%
       ---------------------- ------------ ------------------- ------------------------- -----------------------------
       August 1, 2002           444,445           0.30                        5,125,932              7.08%
       ---------------------- ------------ ------------------- ------------------------- -----------------------------
                                444,445           0.20                        7,911,121             10.93%
       ---------------------- ------------ ------------------- ------------------------- -----------------------------
                                444,445           0.10                       16,226,687             22.42%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------


       ---------------------- ------------ ------------------- ------------------------- -----------------------------
                                                                Total Number of Shares
                                            Assumed Average     Issuable on Account of     Percent of Total No. of
                               Number of      Market Price      Repricings Through End        Shares Outstanding
                Date             Shares     During Repricing   of Respective Repricing           (72,378,675)
                                                Period                  Period
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
       October 1, 2002          515,000           0.30                        5,695,900              7.87%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.20                        8,801,350             12.16%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.10                       18,117,700             25.03%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
       November 1, 2002         515,000           0.30                        5,695,900              7.87%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.20                        8,801,350             12.16%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.10                       18,117,700             25.03%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
       December 1, 2002         515,000           0.30                        5,695,900              7.87%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.20                        8,801,350             12.16%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.10                       18,117,700             25.03%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
       January 1, 2003          515,000           0.30                        5,695,900              7.87%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.20                        8,801,350             12.16%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.10                       18,117,700             25.03%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
       February 1, 2003         515,000           0.30                        5,695,900              7.87%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.20                        8,801,350             12.16%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.10                       18,117,700             25.03%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
       March 1, 2003            515,000           0.30                        5,695,900              7.87%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.20                        8,801,350             12.16%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.10                       18,117,700             25.03%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
       April 1, 2003            515,000           0.30                        5,695,900              7.87%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.20                        8,801,350             12.16%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.10                       18,117,700             25.03%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
       May 1, 2003              515,000           0.30                        5,695,900              7.87%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.20                        8,801,350             12.16%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.10                       18,117,700             25.03%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
       June 1, 2003             515,000           0.30                        5,695,900              7.87%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.20                        8,801,350             12.16%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.10                       18,117,700             25.03%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
       July 1, 2003             515,000           0.30                        5,695,900              7.87%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.20                        8,801,350             12.16%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------
                                515,000           0.10                       18,117,700             25.03%
       ----------------------- ----------- ------------------- ------------------------- -----------------------------

Holders of our common shares are subject to the risk of additional and substantial dilution due to the repricing provisions in our several agreements with applicable repricing provisions. Pursuant to an amendment to repricing rights agreement and securities purchase agreement dated as of April 12, 2002, the Sixth and final repricing period from the April 2000 Woodward financing has been satisfied and any over payment or under payment will be allocated among the remaining three repricing periods from the March 2001 Woodward financing, which expire in August 2002. Because the repricing is based on the $3.76 target price compared to actual market prices of shares, it is impossible to predict exactly how many more shares we will need to issue to Woodward. The agreements pursuant to which we raised, net proceeds of $6,000,000, $10,749,970 and $2,840,000 from Woodward in March and April 2000 and March 2001 have been modified as described in our filings with the SEC. These agreements, as modified by the modification agreements, contain repricing provisions that require us to issue additional shares in the proportion to which the outstanding shares of our common stock trade during specified time periods at prices below the $3.76 target price specified in the respective agreements as modified to date. As of April 30, 2002, we have issued to Woodward an aggregate of 23,638,620 shares in connection with the above referenced financing agreements.

On February 1, 2002, the Company executed an agreement with Woodward for the private placement of Series A 3% Convertible Preferred Stock (the "Preferred Stock") with a commitment amount of $2,500,000 to support ongoing operations, corporate development and development of its technologies (the "February 2002 Securities Purchase Agreement"). On February 1, 2002, the Company amended its Articles of Incorporation to designate 25,000 shares of its preferred stock as "Series A 3% Convertible Preferred Stock" and to establish the preferences, conversion rights, voting powers, restrictions, limitation as to distributions, qualifications, and terms of redemption of the preferred stock.

As part of the February 2002 Securities Purchase Agreement, the Company also executed a Repricing Rights Agreement. Pursuant to this repricing agreement, upon conversion, the common stock issuable to Woodward is subject to repricing. Upon conversion of the Preferred Stock into common stock, the earliest tranche of which is convertible no earlier than September 1, 2002, Woodward has the right to have additional shares of common stock issued to it to the extent that during the month immediately following conversion of the Preferred Stock the market price of the Company's outstanding shares is not at least equal to an initial target price of $3.618.

Woodward may not accept repricing shares if as a result Woodward would own more than 9.99% of our then outstanding common shares. In addition, Woodward may not accept repricing shares if as a result Woodward would own more than 19.9% of the outstanding shares of common stock of Eurotech as of the closing date of the relevant financing agreement without shareholder approval as required by the listing agreement of the principal market on which Eurotech's common stock is listed. These restrictions, however, do not prevent Woodward from selling other shares that they might then own to allow them to acquire additional shares. The result would be further selling pressure on the market.

The perceived risk associated with the possible sale of a large number of our common stock at prices discounted as they are pursuant to the Private Equity Agreement and the repricing rights associated with the Woodward financings, creates a market overhang which could cause some of our shareholders to sell their stock, thus causing the price of our common stock to decline. In addition, anticipated downward pressure on our stock price due to actual or anticipated sales of stock from this market overhang could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

WE HAVE COMMITTED TO ISSUE ALL OF OUR CURRENTLY AUTHORIZED CAPITAL STOCK, IF OUR SHAREHOLDERS DO NOT VOTE TO INCREASE OUR AUTHORIZED CAPITAL STOCK, WE WILL NOT BE ABLE TO OBTAIN THE ADDITIONAL FINANCING NECESSARY TO CONTINUE OPERATIONS.

We currently have authorized 100,000,000 shares of common stock and 72,378,675 shares of common stock are outstanding as of April 30, 2002. In addition, we have reserved and committed to issue additional shares of common stock upon conversion of outstanding warrants and options held by outside investors, officers, directors and consultants. Furthermore, we have reserved and committed to issue essentially all of our remaining authorized shares of common stock in connection with financing agreements with Woodward and Jenks & Kirkland, Ltd. (the financing agreement with Jenks & Kirkland, Ltd. is described below in a separate risk factor). Specifically: 3,900,000 shares are reserved for possible issuance of resets to Woodward based on the Stock Purchase Agreement of March 2001 (increases to 13,900,000 shares upon the increase in the number of authorized shares of common stock); 10,000,000 shares are reserved for issuance to Jenks & Kirkland, Ltd. based on the Private Equity Agreement of February 2002; and 5,250,000 shares are reserved for issuance upon conversion of preferred stock held by Woodward and associated repricing rights (increases to 7,875,000 upon the increase in the number of authorized shares of common stock). None of the shares we have reserved to issue to Jenks & Kirkland, Ltd. are being registered under the registration statement of which this prospectus is a part. Furthermore, the number of shares we have reserved are not a limitation on the amount of shares we may be obligated to issue pursuant to these financing agreements.

As part of these financing agreements, we have agreed to hold a special meeting of the shareholders of Eurotech and recommend that the shareholders of Eurotech vote to approve an increase in the authorized capital stock of the Company. We are currently registering in excess of our authorized capital in anticipation that our shareholders will vote to approve an increase in our authorized capital. If our shareholders do increase the authorized capital stock of the Company, we are required to reserve and commit additional shares of our common stock pursuant to the financing agreements referred to above. If the shareholders do not approve a proposal to increase the authorized capital stock of the Company pursuant to current financing agreements we would not be obligated to issue in excess of our authorized capital, but we would be unable to arrange the additional financing necessary to continue operations. Even if our shareholders approve a proposal to increase the authorized capital stock of the Company, depending on the market price of our outstanding common stock, further financing may cease to be available or be available only on terms that result in an unacceptable level of dilution.

WE CURRENTLY DO NOT GENERATE CASH FLOW FROM OPERATIONS AND ARE DEPENDENT UPON DEBT AND EQUITY FINANCINGS TO FUND OUR OPERATIONS, THEREFORE, IF WE CANNOT CONTINUE TO ARRANGE SUCH FINANCINGS OR GENERATE CASH FLOW FROM OTHER MEANS, WE WOULD LIKELY BE FORCED OUT OF BUSINESS.

Since the Company has yet to generate significant revenues from our various business activities, we are dependent on financing our operating expenses from issuances of equity or debt securities. As of April 30, 2002 we had $619,549 in cash and cash equivalents and our current operating expenses are approximately $400,000 per month. We have a current financing agreement with Woodward for an additional $800,000 as described in the section titled "Securities Purchase Agreement with Woodward LLC." Additionally we have a Private Equity Agreement with Jenks & Kirkland, Ltd. for financing of up to $10,000,000 over two years, subject to a number of conditions as described in the following risk factor. None of the shares we have reserved to issue to Jenks & Kirkland, Ltd. are being registered under the registration statement of which this prospectus is a part. Even if we meet all the conditions of the Private Equity Agreement, our current committed financing would last for, at most, two years. If we do not meet the conditions or are restricted in the amount of financing we can require Jenks & Kirkland, Ltd. to purchase pursuant to the Private Equity Agreement, we will have difficulty meeting our current monthly operating expenses and may be forced to go out of business, leaving little or no value for our shareholders.

We are investigating additional various financing options to meet our short-term liquidity needs. This effort is impeded by the fact that essentially all of our outstanding authorized capital is already committed pursuant to the outstanding financing transactions with Woodward and Jenks & Kirkland, Ltd. We believe our shareholders should agree to increase our authorized capital at a special meeting of shareholders to be held later in the year. If our shareholders do vote to increase our authorized capital, we believe that we should be able to arrange a transaction or transactions to meet our short-term liquidity needs. However, there can be no assurances that our shareholders will vote to approve an increase in our authorized capital or that we will be able to arrange a transaction or transactions to meet our short-term liquidity needs, in which case we would most likely be unable to continue in business. Again, depending on the market price of our outstanding common stock, further financing may cease to be available or be available only on terms that result in an unacceptable level of dilution.

FINANCING UNDER THE PRIVATE EQUITY AGREEMENT WITH JENKS & KIRKLAND, LTD., IS NOT ABSOLUTE AND WE MAY NOT BE ABLE TO MEET THE CONDITIONS REQUIRED TO ALLOW US TO SELL SHARES OF COMMON STOCK TO JENKS & KIRKLAND, LTD.

On February 22, 2002, we entered into a Private Equity Agreement with Jenks & Kirkland, Ltd. ("J&K"). None of the shares we have reserved to issue to Jenks & Kirkland, Ltd. are being registered under the registration statement of which this prospectus is a part. Pursuant to the Private Equity Agreement, we have the right to require J&K to purchase our common stock, which right is referred to as a "Put." The price J&K will pay for our common stock is based on 90% of the weighted average of the lowest three days closing prices of our common stock during the 10 trading days immediately following the Put notice date. Although we may have funds available under the Private Equity Agreement with J&K, J&K is not obligated to purchase shares of our common stock unless a number of conditions have been satisfied. First, J&K generally has no obligation to purchase shares to the extent that the weighted average volume of our common stock on the principal market, currently the American Stock Exchange, for the 20 trading days immediately the exercise of our right to sell shares to J&K under the Private Equity Agreement does not exceed $50,000. There can be no assurance that the price and volume of our common stock will meet this minimum weighted average volume amount condition to enable us to draw down funds under the Private Equity Agreement. Second, J&K is only obligated at any given request to purchase shares in a minimum aggregate amount of $50,000 and in a maximum aggregate amount of the lesser of $1,000,000, 200% of the weighted average volume of the Company's common stock for the 20 trading days immediately preceding the exercise of our right to sell shares to J&K, the maximum amount of our common stock that may be issued without shareholder approval according to the rules and regulations of the principal market, or the maximum amount that would result in J&K owning no more than 9.9% of our common stock on such closing date. Finally, if the common stock is not registered pursuant to an effective registration statement filed with the SEC or if the common stock is not listed and approved for trading on a principal market or where trading is restricted, we might not have the right to sell any shares to J&K.

We believe that our existing capital resources, financing commitments from Woodward, and the J&K Private Equity Agreement will be sufficient to fund our current and planned operations for the next two years. However, many of these financing commitments are contingent on us meeting certain conditions. Failure to meet these conditions may reduce the period during which we will be able to fund operations without additional capital resources which may not be available or only be available on terms that result in an unacceptable level of dilution.

WE MAY NOT BE ABLE TO SELL EKOR AND WE MAY NEVER FIND A WAY TO COMMERCIALIZE OUR OTHER TECHNOLOGIES. IF WE ARE UNABLE TO GENERATE REVENUES FROM SOME SOURCE, WE MAY HAVE TO GO OUT OF BUSINESS AND YOUR INVESTMENT IN US COULD BE LOST.

If we can neither sell EKOR nor find a way to commercialize any of our other technologies, we may have to go out of business and your investment in us would be lost. We have yet to receive significant orders for EKOR. Even if some orders are forthcoming, from the Department of Energy, from Ukraine or otherwise, we do not yet know whether we will be able, at the prices that we have to charge to cover our manufacturing costs, to achieve the sort of volume that would be necessary to carry our overhead or to compensate adequately the investment that shareholders have made in us. It is possible that our sales may be hindered by commitments that potential customers may have made to alternative methods of remediation. Even if we are able to sell EKOR in satisfactory quantities and at remunerative prices but are unable to successfully commercialize our other technologies, you risk that we will not be able to achieve a satisfactory return on our capital.

WE HAVE A LIMITED OPERATING HISTORY AND THEREFORE LITTLE BASIS FOR ANY
FORECASTS.

Our limited operations to date have consisted primarily of identifying, monitoring, reviewing and assessing technologies for their commercial applicability and then attempting to market them. We are subject to all of the business risks associated with a new enterprise, including:

o risks of unforeseen capital requirements,

o failure of the market to accept our products and technologies,

o competitive disadvantages against larger and more established companies,

o the fact that we have incurred significant operating losses through the end of 2001 and the likelihood that we will incur further losses during the current year,

o our not having so far obtained significant orders for product for which we will be paid or on which we will make a profit, or to enter into revenue-producing contracts with third parties, and

o possible financial failure of any projects on which we and our potential working partners may embark.

WE HAVE INCURRED SUBSTANTIAL OPERATING LOSSES AND RISK NEVER EARNING ANY
PROFITS.

To date, we have had no significant revenues from operations and, through March 31, 2002, we have incurred losses aggregating $52,432,083. An investor in our shares must take the risk that we will never generate profits. None of our products and technologies has ever been utilized on a large-scale commercial basis. Our ability to generate enough revenues to achieve profits will depend on a variety of factors, many of which are outside our control, including:

o size of market,

o competition,

o extent of patent and intellectual property protection afforded to our products,

o cost and availability of raw material and intermediate component supplies,

o changes in governmental (including foreign governmental) initiatives and requirements,

o changes in domestic and foreign regulatory requirements,

o costs associated with equipment development, repair and maintenance, and

o the ability to manufacture and deliver products at prices that exceed our costs.

Even if during the next 12 months we begin to generate revenues, our ability to record net income will be impacted adversely to the extent of $2,109,537 annually by amortization of our intangible assets, in addition to other costs.

IF THE AMERICAN STOCK EXCHANGE DELISTS OUR COMMON STOCK, WE WILL HAVE GREATER DIFFICULTY RAISING THE CAPITAL WE NEED TO CONTINUE OPERATIONS

If our common stock is delisted by the American Stock Exchange, the market liquidity of our common stock would likely be negatively affected, which may make it more difficult for holders of our common stock to sell their securities in the open market. Additionally, if we were delisted from the American Stock Exchange, then public perception of the value of our common stock could be materially adversely affected and any additional financing may become difficult to obtain. You could lose your investment an we could face greater difficulty raising capital necessary for our continued operations.

IF OUR COMMON STOCK BECOMES SUBJECT TO PENNY STOCK RULES, YOU MAY HAVE GREATER DIFFICULTY SELLING YOUR SHARES

The Securities Enforcement and Penny Stock Reform Act of 1990 applies to stock characterized as "penny stocks," and requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include equity securities listed on a national exchange or equity securities issued by an issuer that has:

         - net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years;

         - net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

         - average annual revenue of at least $6,000,000 for the last three years.

Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.

While we currently meet the national exchange listed equity security exception, if we are delisted from the American Stock Exchange, then trading in our common stock will be covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act. Under those rules, broker-dealers who recommend such securities to persons other than their established customers and institutional accredited investors must make a special written suitability determination for the purchaser and must have received the purchaser's written agreement to a transaction prior to sale. These regulations would likely limit the ability of broker-dealers to trade in our common stock and thus would make it mire difficult for purchasers of common stock to sell their securities in the secondary market. The market liquidity for the common stock could be severely affected.

IF WE DO NOT SUCCESSFULLY INTEGRATE ANY FUTURE ACQUISITIONS, WE MAY INCUR UNEXPECTED COSTS AND DISRUPTIONS TO OUR BUSINESS.

The Company's new management has stated that one of its goals is to increase shareholder value by seeking to acquire companies that earn profits from current operations and will generate cash flow to Eurotech. You risk that we may not be able to find or attract suitable candidates for such an acquisition. If such a suitable candidate is located, you risk that we may not be able to successfully negotiate and finalize the acquisition. In addition, if such a company is located and an acquisition finalized, you risk that the business of such company may be substantially different from the business Eurotech is currently engaged in. The business purpose and capital structure of Eurotech may change significantly as a result of such an acquisition. We may incur a variety of costs to engage in future acquisitions of companies and the anticipated benefits of those acquisitions may never be realized. Managing any future acquisition of companies, products or technologies will entail numerous operational and financial risks and strains, including:

         -    exposure to unknown liabilities of acquired companies;

         -    higher than expected acquisition and integration costs;

         - difficulty and cost in combining the operations and personnel of acquired businesses with our operations and personnel;

         - disruption of our business and diversion of our management's time and attention to integrating or completing the development or commercialization of our technologies or any acquired technologies;

         - impairment of relationships with key customers of acquired businesses due to the changes in management and ownership;

         -    inability to retain key employees of acquired businesses; and

         - increased amortization expenses if an acquisition results in significant goodwill or other intangible assets or potential write-downs of goodwill and other intangible assets due to impairment of the assets.

         We cannot guarantee that we will be able to successfully integrate any business, products, technologies or employees that we might acquire in the future, and our failure to do so could harm our business.

DESPITE THE PROTECTION AFFORDED BY THE PRICE-ANDERSON ACT, WE FACE UNKNOWN ENVIRONMENTAL LIABILITY RISKS AND WE DON'T CARRY ENVIRONMENTAL LIABILITY INSURANCE; THE SUCCESSFUL ASSERTION AGAINST US OF ENVIRONMENTAL LIABILITY COULD PUT US OUT OF BUSINESS.

Our radioactive containment material technology is subject to numerous national and local laws and regulations relating to the storage, handling, emission, transportation and discharge of materials of that type, and the use of specialized technical equipment in the processing of that type of material. Since 1957, the Price-Anderson Act has limited the risk exposure to government nuclear contractors by ensuring the availability of a large pool of funds to provide prompt and orderly compensation of members of the public who incur damages from a nuclear or radiological incident no matter who might be liable. The Price-Anderson Act covers all licensed nuclear power plants; research and test reactors; enrichment facilities; and contracts entered by the Department of Energy. The same protection available for a covered licensee or contractor extends through indemnification to any persons who may be legally liable, regardless of their identity or relationship to the licensed activity. The Act is up for renewal in August 2002. If the Price-Anderson Act is not renewed, we would face increased environmental liability risk. There is always the risk that our containment material might fail to perform as expected or be mishandled, or that there might be equipment or technology failures; the failures could result in significant claims for personal injury, property damage, and clean-up or remediation. Any claims against us could have a material adverse effect on us. We do not presently carry any environmental liability insurance, and we may be required to obtain insurance like that in the future in amounts that we can't presently determine. Environmental liability insurance, even if obtained, may not provide coverage against all claims, which might be greater than any coverage that we might obtain. Thus, the successful assertion of environmental liability could put us out of business.

WE MAY BE SUBJECT TO SIGNIFICANT COMPETITION AND THE EXISTENCE OR DEVELOPMENT OF PREFERRED TECHNOLOGIES, WHICH MAY KEEP US FROM SELLING OUR PRODUCTS AND TECHNOLOGIES AT A PROFIT OR AT ALL.

Any one or more other enterprises not presently known to us may develop technologies or products that are as good as or superior to ours, significantly underprice our products and technologies, or more successfully market existing or new competing products and technologies. In the near term, we project that the primary markets for our products and technologies will be principally chemical manufacturing companies and radioactive contamination containment, remediation and transportation organizations. Similarly, we expect mid-term markets to continue in these industries. We have limited experience in marketing our products and technologies. In addition of direct sales of some of our products, we intend to rely on licenses to and joint ventures with major international chemical and other companies for the marketing and sale of our technologies. In contrast, other private and public sector companies and organizations have substantially greater financial and other resources and experience than we do. Competition in our business segments is typically based on product recognition and acceptance, price, and marketing and sales expertise and resources.

OUR PROPRIETARY TECHNOLOGY AND PATENTS MAY NOT GIVE US ADEQUATE PROTECTION, SO THAT OTHERS MAY BE ABLE TO DEVELOP SIMILAR TECHNOLOGIES OR MAY NOT ALLOW US TO APPLY OUR TECHNOLOGIES, EITHER AT ALL OR WITHOUT PAYING LICENSE FEES.

On March 23, 1999, EAPS, the Russian organization from which we obtained the license for the EKOR technology, received a patent on the process for the manufacture of the EKOR compound from the U.S. Patent and Trademark Office, Patent No. 5,886,060. Additionally, we have received a second patent for the manufacture of the EKOR compound, Patent No. 6,271,271. We also own U.S. Patent No. 4,922,467 for AcousticCoreTM technology, U.S. Patent No. 6,120,905 for the HNIPU technology, U.S. Patent No. 6,303,683 for Liquid Ebonite Material technology, and U.S. Patent No. 5,880,203 for Polydine Urethane Adhesives. There are pending patent applications for the ElectroMagnetic Radiography technology and the powdered metallurgy technology. Foreign patent protection has been sought for the Hypocorr technology and continuous combustion synthesis technology. Nevertheless, there are risks that:

o one or more of our pending or future patent applications will not be approved,

o we may not be able to develop any additional proprietary technology that is patentable,

o patents that are issued to us will not provide us with competitive advantages,

o patents, if obtained, may be successfully challenged by third parties,

o patents of others may have an adverse effect on our ability to conduct our business, and

o one or more of our technologies may infringe on the patents of others.

Many entities, including some developing technologies similar to ours, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we would be required to cease infringing intellectual property held by others, we would be required to cease developing or marketing those products, to obtain licenses to develop and market those products from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, the entity might be predisposed to exercise its right to prohibit our use of its intellectual property in our products and services at any price, thus impacting our competitive position.

We cannot assure you that we are aware of all patents and other intellectual property rights that our products may potentially infringe. In addition, patent applications in the United States may be confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which our products may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation, which we may not have the resources to pursue.

We cannot estimate the extent to which we may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses. Those costs, and their impact on the net income we might receive could be material. Damages in patent infringement cases can also include a tripling of actual damages in certain cases. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results.

In addition, there may be entities developing and marketing technologies which infringe on patents and intellectual property rights held by us. Patent infringement claims are protracted and costly. We may not have the resources to adequately protect our intellectual property. Any expenditures to pursue intellectual property rights by us could negatively affect our ability to market and develop our existing technologies.

We also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective working partners and collaborators, employees and consultants. There is always the risk that these agreements will be breached, that we might not have adequate remedies for any breach, or that our trade secrets and proprietary know-how will otherwise become known or be independently discovered by others.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE WIDELY AS A RESULT NET LOSSES AND OUR NOT HAVING AS YET GENERATED ANY REVENUES FROM OPERATIONS, AND THUS YOU MAY FIND IT DIFFICULT TO SELL YOUR SHARES AT A PRICE CLOSE TO THE PRICE OF THE LAST PREVIOUS SALE.

An investor in our shares may not be able to sell them at a price close to the price of the last previous sale. This is because the market is relatively illiquid. Since September 1, 2000, when our shares became listed and began to trade on the American Stock Exchange, the average daily trading volume has been 213,941 shares and actual sale prices have fluctuated between a low of $.25 and a high of $6.125. In the year ending December 31, 2001, actual sale prices fluctuated between a low of $.25 and a high of $2.75. Prices for our common stock will be influenced by many factors, including not only the depth and liquidity of the market for the common stock but also investor perception of us and our products, general economic and market conditions, and the fact that to date we have incurred losses and not generated any significant operating revenues. The market price of our common stock may also be significantly influenced by factors such as the announcement of new projects by us or our competitors and quarter-to-quarter variations in our results of operations. In addition, the perceived risk associated with the possible sale of a large number of our common stock at prices discounted as they are pursuant to the Private Equity Agreement and the repricing rights associated with the Woodward financings, creates a market overhang which could cause some of our shareholders to sell their stock, thus causing the price of our common stock to decline. In addition, anticipated downward pressure on our stock price due to actual or anticipated sales of stock from this market overhang could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

ENVIRONMENTAL REGULATION IN VARIOUS COUNTRIES MAY PREVENT THE COST-EFFECTIVE APPLICATION OF SOME OR ALL OF OUR TECHNOLOGIES.

The manufacture, transport and application of our EKOR technology and our other technologies and products may be subject to U.S. and foreign environmental safety laws and regulations pertaining to the containment and remediation of radioactive contamination and the toxicity of materials used and the manufacture, transport and application of other materials. Even if a material is certified for specific applications in a particular country, it may not be certified for other applications, and it is possible that one or more countries may in the future adopt more stringent standards that could materially increase our cost of producing and using the EKOR compound, or prevent its use altogether, or could prevent or make prohibitively expensive the application of some or all of our other technologies.

WE ARE DEPENDENT ON KEY PERSONNEL AND CONSULTANTS, THE LOSS OF THE SERVICES OF SOME OF WHOM COULD DELAY THE IMPLEMENTATION OF OUR PROGRAM.

We are substantially dependent upon the services of our full-time executive employees and our consultants, each of whom performs a distinct business function, such as heading one of our divisions, sales to a discreet potential market, engineering supervision, or general management. The loss of the services of any one of these executive employees or consultants could delay the implementation of our program until such persons are adequately replaced. We do not have key man insurance.

WE FACE RISKS RELATING TO OUR INTERESTS IN ISRAEL

Even though a majority of our current developmental efforts are not focused on our Israel-based subsidiaries, due to the current political and military developments, we believe there are certain risks relating to our limited operations in Israel. Some of these risks include:

         - Any future armed conflicts or political instability in the region could negatively affect local business conditions and harm our research and development and commercialization efforts regarding our technologies in Israel;

         - Our research and development and commercialization efforts regarding our technologies in Israel may be negatively affected by the obligation of personnel or consultants of our affiliated Israeli companies to perform military service, where reservists may be called to duty in emergency situations;

         - There might be changes to the policies underlying the grants our affiliated Israeli companies have received from the Law for the Encouragement of Capital Investments, 1959 Government of Israel through the Office of the Chief Scientist of the Ministry of Industry and Trade, or Chief Scientist; and

         - Certain of our Israel-based technologies are based and primarily dependent on the efforts of Dr. Figovsky. If Dr. Figovsky were to cease his association with our affiliated Israeli companies or if Dr. Figovsky were to die or become incapacitated, this might have an adverse affect on the research and development and commercialization of certain of our technologies.

WE FACE SPECIFIC RISKS ASSOCIATED WITH THE ANTICIPATED DEVELOPMENT OF THE ACOUSTIC CORE(TM)TECHNOLOGY FOR REMOTE SENSING OF HAZARDOUS AND EXPLOSIVE MATERIALS

Currently, the Company has submitted proposals to an agency of the U.S. Government in response to a call for new technologies to address homeland security needs. The Company has submitted demonstrations of the technology's capability of non-intrusively detecting explosive material within containers, but the Company has not yet developed a finished product which can be manufactured and sold. There can be no guarantee that such a product can ever be developed at all or, if developed, will be accepted or successfully brought to market. Nor can there be any guarantee that the Company will be able to license or otherwise find a way to profitably use the Acoustic Core(TM) technology.

Additionally, if a product utilizing the Acoustic Core(TM) technology to screen for explosives failed to detect explosives, we could be exposed to product liability claims which might not be covered by insurance. The cost of defending such a claim could be significant and we might not have the resources to defend against such a claim. The cost of defending such a claim or an adverse determination could cause the Company to go out of business.

                 SECURITIES PURCHASE AGREEMENT WITH WOODWARD LLC

Pursuant to the February 2002 Securities Purchase Agreement, on February 1, 2002 the Company amended its Articles of Incorporation to designate 25,000 shares of its preferred stock as "Series A 3% Convertible Preferred Stock" and to establish the preferences, conversion rights, voting powers, restrictions, limitation as to distributions, qualifications, and terms of redemption of the Preferred Stock.

In connection with the initial closing under the February 2002 Securities Purchase Agreement, which took place on February 6, 2002, we issued 10,000 shares of Preferred Stock for $1,000,000, which is convertible, at the option of shareholder, into shares of common stock, of the Company at $.50 per share. The holders of Preferred Stock are entitled to receive dividends at a rate of three percent (3%) per annum of the liquidation preference of $100 per share (the "Liquidation Preference"), which are fully cumulative, prior and in preference to any declaration or payment of any dividend (payable other than in shares of Common Stock) or other distribution on the common stock of the Company. The dividends on the Preferred Stock accrue from the date of issuance of each share and are payable semi-annually on June 30 and December 30 of each year commencing on June 30, 2002. The dividends on the Preferred Stock are payable only when, as and if declared by the Board of Directors out of funds legally available therefore. Moreover, holders of the Preferred Stock are entitled to a preferred distribution in the event of a liquidation, dissolution or winding up.

The three closing dates for the sale of the remaining balance of $1,500,000 of the $2,500,000 commitment were set for May 30, 2002, August 30, 2002 and November 30, 2002. Woodward purchased an additional $700,000 of the commitment amount in three partial payments on March 12, March 22, and April 29, 2002. Pursuant to an Amendment dated as of April 12, 2002, subject to the terms and conditions of the February 2002 Securities Purchase Agreement and the other transaction documents, Woodward will purchase the balance of the Preferred Stock in two remaining additional closing dates (not to exceed $500,000 per date), which shall be (a) the later of the filing of the registration statement of which this prospectus is a part, or May 15, 2002 and (b) November 30, 2002. These closings are subject to customary conditions to closing, including but not limited to, the issuance and delivery of the subject securities, reaffirmation of all representations and warranties of the Company made in the February 2002 Securities Purchase Agreement, issuance of an opinion by the Company's counsel, timely issuance of all shares pursuant to the Repricing Agreement, availability and reservation of shares for issuance under the February 2002 Securities Purchase Agreement and a representation and warranty that there has been no material adverse change to the business, operations or financial condition of the Company. In addition, the agreements with Woodward contain provisions limiting the right of Woodward to be issued shares in excess of 9.99% of the then outstanding shares of common stock of Eurotech. Furthermore, the agreements with Woodward also contain provisions limiting the right of Woodward to be issued shares in an amount that exceeds 19.9% of the outstanding shares of common stock of Eurotech as of the closing date of the relevant financing agreement without shareholder approval as required by the listing agreement of the principal market on which Eurotech's common stock is listed.

REPRICING RIGHTS AGREEMENT

As part of the February 2002 Securities Purchase Agreement, the Company also executed a Repricing Rights Agreement (the "Repricing Agreement"). Under the Repricing Agreement, upon conversion of the Preferred Stock into shares of common stock pursuant to the terms of the Preferred Stock, the common stock is subject to repricing. Upon conversion of the Preferred Stock into common stock, the earliest tranche of which is convertible no earlier than September 1, 2002, Woodward has the right to have additional shares of common stock issued to it to the extent that during the month immediately following conversion of the Preferred Stock the market price of the Company's outstanding shares is not at least equal to a specified price in excess of the original issue price. Pursuant to these reset provisions, during each repricing period pursuant to the Repricing Agreement, if the average of the lowest Closing Bid Prices for any five (5) trading days (not necessarily consecutive) during a such repricing period (the "Repricing Price") is not equal to or greater than the target price set by the Repricing Agreement (the "Target Price"), then the Company shall issue to Woodward the number of additional shares of common stock as determined by the following formula: (Target Price-Repricing Price) multiplied by (the number of the repriced shares pursuant to the Repricing Agreement) divided by the Repricing Price. The initial Target Price is $3.618 per share.

In connection with the above-referenced private placement and pursuant to the Repricing Agreement, the Company and Woodward have modified certain terms and provisions of two previously executed Stock Purchase Agreements, specifically the Common Stock Purchase Agreement dated April 17, 2000 for 2,000,000 shares and the Common Stock Purchase Agreement dated March 30, 2001 for 1,333,333 shares. In May 2001, Woodward agreed to adjust reset prices downward from 9.375 to 3.76, thereby reducing the actual and potential dilution to Eurotech's shareholders resulting from the April 2000 and March 2001 financings.

With regard to the Second and Third Repricing Periods of the Common Stock Purchase Agreement dated April 17, 2000, by a Letter Agreement dated December 28, 2001 the Company and Woodward modified the reset shares and satisfied all obligations arising out of the Second and Third Repricing Periods that were due and owing by the Company by issuing 2,500,000 shares of Common Stock to Woodward.

Additionally, the Company and Woodward agreed to satisfy the number of reset shares arising out of the Fourth and Fifth Repricing Periods of the Common Stock Purchase Agreement dated April 17, 2000, through the issuance of 6,000,000 additional shares of the Company's common stock on February 1, 2002. Pursuant to an Amendment dated as of April 12, 2002, the parties agreed that the Company has fully satisfied its obligations pursuant the Second, Third, Fourth and Fifth Repricing Periods pursuant to the Common Stock Purchase Agreement dated April 17, 2000, including any obligation of either party under Paragraph 2 of the letter agreement dated December 28, 2001 and Paragraph 6 of the Repricing Agreement.

Pursuant to an Amendment dated as of April 12, 2002, the Company committed to issue 6,100,000 additional shares to Woodward in satisfaction of its obligations with respect to the Sixth Repricing Period pursuant to the Common Stock Purchase Agreement dated April 17, 2000. On April 15, 2002 the Company issued 4,350,000 shares to Woodward and 1,750,000 shares of common stock will be issued to Woodward on the first business day that is 65 days after written notice by Woodward requesting delivery of the balance of the additional shares. The parties further agreed that, with respect to the number of additional shares issuable pursuant to the Sixth Repricing Period of the Common Stock Purchase Agreement dated April 17, 2000 and the First, Second, and Third Repricing Periods of the Common Stock Purchase Agreement dated March 30, 2001, the number of shares shall be reduced or increased, as the case may be, in three equal installments by the amount that the 6,100,000 additional shares are greater than (in which case there shall be a reduction) or less than (in which case there shall be an increase) the number of shares exceeding zero determined according to the following formula:

         (3.76-Measurement Period Price) x (333,333)/ Measurement Period Price), where the Measurement Period Price is the average Closing Bid Price for the period commencing on May 1, 2002, and ending twenty (20) Business Days after such date.

In the event that such adjustment results in a reduction in the number of additional shares issuable pursuant to the Sixth Repricing Period of the Common Stock Purchase Agreement dated April 17, 2000 and the First, Second, and Third Repricing Periods of the Common Stock Purchase Agreement dated March 30, 2001, exceeding the number of additional shares issuable, Woodward shall surrender to the Company for cancellation, without payment of any consideration by the Company, shares of Common Stock owned by Woodward in an amount equal to the excess shares as calculated above.

REMEDIES FOR CERTAIN BREACHES AND TERMINATION OF THE FEBRUARY 2002 SECURITIES PURCHASE AGREEMENT

If we fail to deliver the appropriate number of shares of common stock to Woodward upon conversion of the Preferred Stock or pursuant to the Repricing Agreement, we will be obliged to reimburse Woodward for any expenses, including brokerage commissions, in connection with Woodward being required to purchase shares of our common stock in the open market to cover sales of our common stock made by Woodward on such date. In addition, if we fail to deliver the appropriate number of shares as described above, we will also be obliged to pay a late penalty to Woodward of $100 a day for the first 10 days late, and $200 for each day late after 10 days for each $10,000 of the stated value of the Preferred Stock being converted or for each 20,000 shares issued pursuant to the Repricing Agreement.

GRANT OF REGISTRATION RIGHTS

We granted registration rights to Woodward to enable it to resell the shares of common stock upon conversion of the Preferred Stock and shares of common stock issued to Woodward pursuant to the Repricing Agreement. These shares of common stock will be resold pursuant to the registration statement of which this prospectus forms a part. In connection with these registration rights, we agreed to indemnify Woodward and each person who controls Woodward against specified liabilities, including liabilities under the Securities Act, arising out of any untrue statement or alleged untrue statement of a material fact contained in this prospectus or the registration statement of which this prospectus forms a part, or the omission or alleged omission of a material fact necessary to make the statements in this prospectus or the registration statement, or required to be stated in this prospectus or the registration statement, or necessary to make the statements in this prospectus and the registration statement not misleading, except to the extent the losses are based on information furnished to us in writing by Woodward for use in the registration statement. Woodward has agreed to indemnify us and our affiliates against any losses to the same extent as the foregoing indemnity, but only to the extent the losses relate to information furnished to us in writing by Woodward for use in the registration statement. In addition, if we have not filed the registration statement by May 20, 2002 or the registration statement is not effective by August 20, 2002, then we will pay a fee to Woodward based on a percentage of the stated value of the Preferred Stock.

We agreed to use our commercially reasonable efforts to file, as necessary, one or more post-effective amendments to the registration statement to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to the information in this prospectus. This obligation may include, to the extent required under the Securities Act, that a supplemental prospectus be filed, disclosing:

         -    the name of any broker-dealers;

         -    the price at which the common stock is to be sold;

         - the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

         - that broker-dealers did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus, as supplements; and

         -    any other facts material to the transaction.

We must notify Woodward of certain events affecting the registration of the shares of common stock hereunder, including notifying them if this prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated to make the statements in this prospectus not misleading. Our registration rights agreement with Woodward permits us to restrict the resale of the shares of common stock pursuant to the registration statement of which this prospectus forms a part for a period of time sufficient to permit us to amend or supplement this prospectus to include material information.

We agreed to keep the registration statement current and effective until the earlier of (i) the date that is two years after the last day of the calendar month following the month in which the final repricing period occurs pursuant to the Repricing Agreement, (ii) the date when Woodward may sell all the registrable securities pursuant to the registration rights agreement under Rule 144(k) without volume limitations, or (iii) the date Woodward no longer owns any of the registrable securities pursuant to the registration rights agreement.

In addition, we have agreed to take certain actions to facilitate the sale by Woodward of the shares pursuant to Rule 144 of the Securities Act, including:

         - maintaining the registration of our common stock under Section 12 of the Exchange Act;

         - filing all reports required under the Securities Act and Exchange Act; and

         - taking such further action as Woodward may reasonably request to enable it to sell the shares covered by this prospectus without registration under Rule 144.

                                 USE OF PROCEEDS

Existing shareholders are offering these shares for their own accounts. We will not receive any proceeds from their sale, but, depending on whether or not the selling shareholders exercise cashless exercise rights upon exercise of warrants or options issued to them, we may receive proceeds from any exercise of the warrants or options. Any proceeds we may potentially receive upon conversion of such warrants or options will be used for working capital.

                              SELLING SHAREHOLDERS

The following table sets forth certain information for each of the beneficial owners of the 131,602,611 shares of common stock registered in the registration statement covering shares being offered by selling shareholders. These shares will be sold, if at all, solely by and at the discretion of the selling shareholders. We will not receive any proceeds from any sales, though, as indicated below, some of these shares are at this time unissued and are issuable by us to investors upon their exercise of presently outstanding warrants, in which cases we would receive the proceeds of the warrant exercises. The information in the first and last two columns is based on information derived by us from our records, from statements on Schedule 13D, where applicable, or from information voluntarily furnished to us by the respective selling shareholder. It is possible, however, that some of the selling shareholders own beneficially some shares that we do not know about and that they are free to sell without our registering them.

---------------------------------------- ----------------------------- ---------------- ------------------------- ------------
                                         Number of shares known to     Number of                                  % of
                                         us to be owned or to which    shares being                               shares to
                                         the selling shareholder has   registered for   Number of shares to be    be
                                         the right to acquire          possible         owned by selling          outstanding
                                         pursuant to outstanding       resale by        shareholder after         upon
Name and address of selling shareholder  options or warrants as of     selling          completion of the         completion
                                         the date of this prospectus   shareholder      offering.                 of offering
---------------------------------------- ----------------------------- ---------------- ------------------------- ------------
Woodward, Corporate Center, West Bay                    7,035,719(aa)      125,250,000             7,035,719(aa)         3.5%
Road, Grand Cayman, Cayman Islands (a)
---------------------------------------- ----------------------------- ---------------- ------------------------- ------------
Trylon Metrics, Inc., 433 12th Street                       2,500,000        2,500,000                         0           0%
Gretna, LA  70053 (b)
---------------------------------------- ----------------------------- ---------------- ------------------------- ------------
Robert Tarini/IP Partners, Inc. 46                             60,000           60,000                         0           0%
Bell School House Road, West Kingston,
RI 02892 (b)
---------------------------------------- ----------------------------- ---------------- ------------------------- ------------
Don V. Hahnfeldt 8201 Roxborough Loop,                      2,280,000        1,000,000                 1,280,000            *
Gainesville, VA 20155 (c)
---------------------------------------- ----------------------------- ---------------- ------------------------- ------------
Verdi Consultants, Inc., 100 Pheasant                       1,720,653        1,000,000                   720,653            *
Drive, East Greenwich, RI 02818 (d)
---------------------------------------- ----------------------------- ---------------- ------------------------- ------------
Todd J. Broms 215 East 79th Street,                           100,000          100,000                         0           0%
New York, NY  10021 (e)
---------------------------------------- ----------------------------- ---------------- ------------------------- ------------
Broms Holdings LLC, 215 East 79th                           1,300,000        1,300,000                         0           0%
Street, New York, NY  10021 (f)
---------------------------------------- ----------------------------- ---------------- ------------------------- ------------
Paul Childress 1362 Ivy Wolf Lane,                            157,791           29,291                   125,000            *
Forest, VA 24551 (g)
---------------------------------------- ----------------------------- ---------------- ------------------------- ------------
AA Haskins Associates, Inc., 5096                              28,660           28,660                         0           0%
Boonsboro Road, Lynchburg, VA  24503
(h)
---------------------------------------- ----------------------------- ---------------- ------------------------- ------------
Anacapa Environmental Liabilities,                             28,660           28,660                         0           0%
Inc., 1666 Fordham Avenue, Thousand
Oaks, CA 91360 (i)
---------------------------------------- ----------------------------- ---------------- ------------------------- ------------
Sellers Business Services, Ltd.  6317                          57,000           57,000                         0           0%
Dana Avenue, Springfield, VA 22150 (j)
---------------------------------------- ----------------------------- ---------------- ------------------------- ------------
EB Associates, LLC                                            249,000          249,000                         0           0%
60 Hampden Lane, Irvington, NY  10533
(k)
---------------------------------------- ----------------------------- ---------------- ------------------------- ------------

(a) According to its Statement on Schedule 13G filed with the SEC, Woodward is a Cayman Islands limited liability company the sole director of which is Navigator Management Ltd., a British Virgin Islands company, the sole director of which, we are informed, is David Sims, a resident of the British Virgin Islands. Mr. Sims may, accordingly, be deemed to control Woodward. The agreements with Woodward contain provisions limiting the right of Woodward to be issued shares in excess of 9.99% of the then outstanding shares of common stock of Eurotech. In addition, the agreements with Woodward also have provisions limiting the right of Woodward to be issued shares in an amount that exceeds 19.9% of the outstanding shares of common stock of Eurotech as of the closing date of the relevant financing agreement without shareholder approval as required by the listing agreement of the principal market on which Eurotech's common stock is listed.

(aa) As of May 7, 2002 Woodward owned 7,035,719 shares of our common stock. These shares are currently registered pursuant to an effective registration statement on Form S-3 on file with the SEC (Registration Statement No. 333-67604). Woodward may sell and may have already sold some of these shares as of the date of this prospectus. The number of shares that may be held by Woodward after completion of the offering include shares of common stock currently registered pursuant to such effective registration statement. It is likely that these shares will be sold and that Woodward will sell all or almost all of the shares of our common stock that they own or will own pursuant to the effective registrations statement and the registration statement of which this prospectus forms a part.

(b) Trylon Metrics, Inc. is an intellectual property holding company, which has rights to remote sensing technologies. Some of these technologies and the licensing rights for EMR/AC remote sensing technologies were purchased by the Company for 2.5 million shares of common stock. ipPartners, Inc. is a technical services company which provides advisory services and technical marketing services for our EMR/AC remote sensing technologies. These technical marketing services include: writing proposals, presentations to customers, demonstrations of technology, patent filings, patent maintenance, as well as continued research and development. ipPartners has a number of consultants supporting these activities on a long term basis. In February 2001, we granted ipPartners, Inc. warrants to purchase a total of 60,000 common shares at an exercise price of $3.00 per share. The warrants are exercisable over a five-year period. The fair market value of the stock warrants on the date of grant using the Black-Scholes option pricing model was $.69, or $41,400. Mr. Robert Tarini is the President of both Trylon Metrics, Inc. and ipPartners, Inc.

(c) Don V. Hahnfeldt is the current Chairman of the Board of Directors of the Company. On February 28, 2002, Mr. Hahnfeldt was granted a ten year stock option to purchase, with certain restrictions and conditions, up to 1,000,000 shares of common stock of the Company at $0.50 per share, of which 675,000 shares are immediately exercisable. The stock option was part of an incentive package to induce Mr. Hahnfeldt to continue his service to the Company as Chairman and Executive Vice-President. Additionally, this includes 350,000 shares that Mr. Hahnfeldt has the right to acquire upon exercise of an immediately exercisable warrant, and 730,000 shares that he has the right to acquire upon exercise of an immediately exercisable option.

(d) Chad A. Verdi is the President of Verdi Consultants, Inc. and currently serves as the Vice-Chairman of the Board of Directors of the Company. Through Verdi Consultants, Inc., Mr. Verdi also provides business consulting services to the Company. As part of an incentive package to induce Mr. Verdi to continue providing such consulting services and serve on the Board of Directors, on February 28, 2002, the Company granted Verdi Consultants, Inc. a ten year option to purchase, with certain restrictions and conditions, up to 1,000,000 shares of common stock of the Company at $0.50 per share, of which 125,000 shares are immediately exercisable. This also includes 225,000 shares that Mr. Verdi has the right to acquire upon exercise of an immediately exercisable warrant, and 275,000 shares that he has the right to acquire upon exercise of an immediately exercisable option.

(e) Todd J. Broms is a current Director and the President and Chief Executive officer of the Company. Prior to his joining the Company, Mr. Broms served as a consultant to the Board of Directors and, in connection with such services, the Company granted Mr. Broms a 10 year warrant to purchase 100,000 shares of common stock of the Company at $0.34 per share. The warrant is immediately exercisable.

(f) Todd J. Broms is also the Sole Member, Chairman and Chief Executive Officer of Broms Holdings LLC. As part of an incentive package to induce Mr. Broms to join the Company as President and Chief Executive Officer, on February 28, 2002 the Company agreed to grant Mr. Broms a ten year stock option to purchase, with certain restrictions and conditions, up to 1,300,000 shares of common stock of the Company at $0.50 per share, of which 675,000 shares are immediately exercisable. Mr. Broms requested that the Company issue the stock option to his designee, Broms Holdings LLC in satisfaction of the Company's obligation to grant the stock option to Mr. Broms individually.

(g) Mr. Childress currently serves as our Vice-President, Nuclear and Environmental Division. Mr. Childress was issued 29,291 shares of our common stock, which represented compensation for deferred salary for the months of October 2001 and November 2001. This also includes 125,000 shares that Mr. Childress has the right to acquire upon exercise of an immediately exercisable option.

(h) Archer A. Haskins, is the President and sole shareholder of A. A. Haskins Associates, Inc. A. A. Haskins Associates, Inc., provides Environmental Management services to the Department of Energy and as a principal consultant to Commercial Utilities in Spent Fuel Management, Storage, Transport and Repository of spent nuclear fuel. Archer A. Haskins also provides consulting services for the Company promoting the sale of EKOR in the Eastern U.S. Mr. Haskins is also promoting the application of other Eurotech products, namely, Acoustic Core for the detection of explosive materials and RAD-X, surface fixative and fire retardant material.

(i) Anacapa Environmental Liabilities, Inc., (AEL) a California Corporation, provides consulting services in the area of environmental and radioactive contamination controls, environmental liability management, project management and engineering. Peter M. Grajczak is the principal and sole shareholder of Anacapa Environmental Liabilities, Inc. Anacapa Environmental Liabilities, Inc., was hired by the Company in December of 2000 to provide technology transfer, engineering and project management support.

(j) Sellers Business Service, Ltd., a Commonwealth of Virginia corporation, provides business consulting services to the Company. Sellers Business Service,

Ltd. is 99.95% owned by Terry R. Sellers, its President, CEO, and Chairman. Mr. Sellers is our acting controller and is responsible for directing and conducting financial statement preparation, performing cash management analysis, budget preparation, supervising the accounting staff, and interfacing with our external auditor. Additionally, Mr. Sellers assists our corporate counsel with SEC and AMEX reporting.

(k) EB Associates, LLC ("EBA") is managed by Robert Weinstein, its Founder and Managing Member. Mr. Weinstein was assigned by EBA to provide consulting services to the Company. Mr. Weinstein will serve as an advisor to the Company to provide services in financial supervision, record keeping, preparation of financial statements, review and analysis of potential merger and acquisition candidates and as a general advisor to the Board of Directors and the Audit Committee regarding financial and accounting matters.

* Less than 1%.

                              PLAN OF DISTRIBUTION

Once the registration statement of which this prospectus is part becomes effective with the SEC, the shares of common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders or their respective pledgees, donees, transferees or successors in interest. Such sales may be made on the American Stock Exchange or such other exchange on which the shares of common stock may be traded, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any means permitted under law, including one or more of the following:

    - a block trade in which a broker-dealer engaged by a selling shareholder will attempt to sell shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

    - sales by selling shareholders for their own accounts (which may include block transactions on the American Stock Exchange or such other exchange on which the shares of common stock may be traded)

    - ordinary brokerage transactions in which the broker solicits purchasers; and

    -    privately negotiated transactions.

In effecting sales, broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate in the resales. In connection with distributions of their shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock covered by this prospectus in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell short and redeliver shares of common stock covered by this prospectus to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares which are covered by this prospectus, which the broker-dealer may resell or otherwise transfer under this prospectus. The Selling shareholders may also loan or pledge shares of common stock registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

We have advised the selling shareholders that the anti-manipulation rules under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling shareholders and any of their respective affiliates. In addition, we will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock offered hereby.

All costs, expenses and fees in connection with the registration of the shares common stock covered by this prospectus will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares of common stock will be borne by the selling shareholders. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act. We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

The selling shareholders are not obligated to sell any or all of the shares of common stock covered by this prospectus. In order to comply with the securities laws of certain states, shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the sale and issuance of such shares may be subject to the notice filing requirements of certain states.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 100,000,000 shares of common stock, par value $.00025 per share, and 5,000,000 shares of blank check preferred stock, par value $0.01 per share, of which 25,000 shares are designated as Series A 3% Convertible Preferred Stock. As of April 30, 2002, there were 72,378,675 outstanding shares of common stock, 15,000 outstanding shares of Series A 3% Convertible Preferred Stock and no other shares of preferred stock. Below is a summary description of the material provisions of our capital stock:

COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock. All the issued and outstanding shares of common stock are validly issued, fully paid and non-assessable. Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all shareholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to our offerings of shares of our common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor. It is our present intention to retain earnings, if any, for use in our business. Dividends are, therefore, unlikely in the foreseeable future.

SERIES A 3% CONVERTIBLE PREFERRED STOCK

On February 1, 2002 the Company amended its Articles of Incorporation to designate 25,000 shares of its blank check preferred stock as "Series A 3% Convertible Preferred Stock" and to establish the preferences, conversion rights, voting powers, restrictions, limitation as to distributions, qualifications, and terms of redemption of the Preferred Stock.

The Series A 3% Convertible Preferred Stock is non-voting stock convertible, at the option of the holder, into shares of common stock of the Company at $0.50 per share. The holders of Series A 3% Preferred Stock are entitled to receive dividends at a rate of three percent (3%) per annum of the liquidation preference of $100 per share, which are fully cumulative, prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock) or other distribution on the common stock of the Company. The dividends on the Series A 3% Convertible Preferred Stock accrue from the date of issuance of each share and are payable semi-annually on June 30 and December 30 of each year commencing on June 30, 2002. The dividends on the Series A 3% Convertible Preferred Stock are payable only when, as and if declared by the Board of Directors out of funds legally available therefor. Moreover, holders of the Series A 3% Convertible Preferred Stock are entitled to a preferred distribution in the event of a liquidation, dissolution or winding up.

BLANK CHECK PREFERRED STOCK

Pursuant to our Articles of Incorporation, our Board is authorized to issue, without any action on the part of our shareholders, up to 5,000,000 shares of blank check preferred stock, par value $0.01 per share, of which 25,000 shares are designated as Series A 3% Convertible Preferred Stock. The Board has authority to divide the blank check preferred stock into one or more series and has broad authority to fix and determine the relative rights and preferences, including the voting rights of the shares of each series. The blank check preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the Company or be used to resist takeover offers opposed by the management. For instance, the Board could create impediments to or frustrate persons seeking to take us over or otherwise gain control of us by causing shares of blank check preferred stock with voting or conversion rights to be issued to a holder or holders who might side with the Board in opposing a takeover bid that the Board determines not to be in our best interest. In addition, our ability to issue shares of blank check preferred stock with voting or conversion rights might be considered a threat to dilute the stock ownership that might be acquired by a person or entity that might consider making a takeover bid. We have no plans at this time to issue any new series of preferred shares, and have no knowledge of any person or entity considering a takeover bid.

TRANSFER AGENT

The Transfer Agent for all the outstanding stock of the Company is Interwest Transfer Co., Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, Phone 801-272-9294, Fax 801-277-3174.

                                  LEGAL MATTERS

Certain legal matters relating to the issue and resale of the shares of common stock under this prospectus will be passed upon for Eurotech by Solomon Pearl Blum Heymann & Stich LLP, New York, New York. Solomon Pearl Blum Heymann & Sitch LLP was granted warrants on October 26, 2001 and March 14, 2002 to purchase an aggregate of up to 300,000 shares of common stock of the Eurotech. These shares are not being registered hereunder and are not contingent on the representation of Eurotech in connection with the preparation of any registration statement.

                                     EXPERTS


Grassi & Co., CPAs, P.C., independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our financial statements are incorporated by reference in reliance on Grassi & Co., CPAs, P.C.'s report, given on their authority as expects in accounting and auditing.

                      RECENT DEVELOPMENTS/MATERIAL CHANGES

There have been no material developments with respect to Eurotech which have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest Form 10-K and which have not been described in a report on Form 10-Q or Form 8-K filed under the Exchange Act.

        ADDITIONAL INFORMATION AND INFORMATION INCORPORATED BY REFERENCE

We are subject to the informational reporting requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

The SEC allows us to "incorporate by reference" information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings:

    - Our annual report on Form 10-K for the year ended December 31, 2001, which contains audited financial statements for the most recent fiscal year for which we have filed audited financial statements;

    - Our quarterly report on Form 10-Q for the quarter ended March 31, 2002, as filed with the SEC;

    -    Our Current Reports on Form 8-K dated and filed on the following dates:
         December 30, 2001 (filed with the SEC on January 25, 2002); February 1, 2002 (filed with the SEC on March 1, 2002); February 22, 2002 (filed with the SEC on March 5, 2002); and March 29, 2002 (filed with the SEC on March 29, 2002).

    - All other documents we filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above; and

    - Any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to date of this prospectus and prior to the termination of this offering. Information in these filings will be incorporated as of the filing date.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register under the Securities Act the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement or in the exhibits to it, certain portions of which may have been omitted as permitted by the rules and regulations of the SEC. You may obtain from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC a copy of any contract or other document referred to in this prospectus or in any document incorporated herein by reference that has been filed as an exhibit to the registration statement or such document.

Our registration statement on Form S-3, including exhibits, as well as any reports, proxy statements and other information filed under the Exchange Act, can also be obtained electronically after we have filed them with the SEC through a variety of databases, including, among others, the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the SEC maintains a Website (at http://www.sec.gov) that contains information regarding us.

Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the registration statement or prospectus. The information in this prospectus should be read together with the information and financial statements (including notes thereto) that appear or will appear in the documents referred to above as incorporated herein by reference. This prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from the Secretary, Eurotech, Ltd., 10306 Eaton Place, Suite 220, Fairfax, Virginia 22030, (703) 352-4399 or by e-mail at eurotech@eurotechltd.com.

    DISCLOSURE OF COMMISSION POSITION IN INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Eurotech pursuant to the foregoing provisions, Eurotech has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an estimate of the expenses that we expect to incur specifically in connection with this registration. We will pay all of these expenses, and the selling shareholders will not pay any of them.



               SEC Registration fee                           $ 3,027*
               Printing and engraving expenses                $ 7,000*
               Legal fees and expenses                        $25,000*
               Accounting fees and expenses                   $ 5,000*
               Miscellaneous                                  $   973*
                                                              --------
                                 Total                        $41,000*

               * Estimate, and subject to future contingencies

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provides that we shall, to the full extent permitted by Section 29-304 of the District of Columbia Business Corporation Act, as from time to time amended and in effect, indemnify any and all persons whom we have the power to indemnify under said section. Section 29-101.04(16), the successor to former Section 29-304 of the Business Corporation Act, grants to us the power to indemnify any and all of our directors or officers or former directors or officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties or a party, by reason of being or having been directors or officers or a director or officer of ours, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person is adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The foregoing provisions of our Articles of Incorporation may reduce the likelihood of derivative litigation against our directors and officers for breaches of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our shareholders.

In addition, our Bylaws provide for the indemnification and exculpation of directors and officers. The specific provisions of the Bylaws related to indemnification and exculpation are as follows:

                                   ARTICLE VII
                                 INDEMNIFICATION

No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

It is uncertain under District of Columbia law whether the foregoing Bylaw provision will be enforceable. We have obtained an officers' and directors' liability insurance policy that will indemnify officers and directors for losses arising from any claim by reason of a wrongful act under certain circumstances where we do not indemnify such officer or director, and will reimburse us for any amounts where we may by law indemnify any of our officers or directors in connection with a claim by reason of a wrongful act.

ITEM 16. EXHIBITS

The Exhibits shown in the attached Exhibit Index are either filed herewith or incorporated herein by reference to such Exhibits filed with other documents, as indicated in that Exhibit Index.

ITEM 17. UNDERTAKINGS.

(a) RULE 415 OFFERING

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
         (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering.

(b) FILINGS INCORPORATION SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

(h) REQUEST FOR ACCELERATION OF EFFECTIVE DATE

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Virginia, on May 14, 2002.

                                 EUROTECH, LTD.

                  BY: /S/TODD J. BROMS
                      ----------------------
                      TODD J. BROMS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Todd J. Broms his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his place and stead, in any and all capacities, to sign any and all further amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                Person                                 Capacity                           Date
                ------                                 --------                           ----

         /s/ Don V. Hahnfeldt             Chairman of the Board of Directors and      May 14, 2002
         --------------------             Executive Vice-President
             Don V. Hahnfeldt


         /s/ Chad A. Verdi                Vice-Chairman of the Board of Directors     May 14, 2002
         -----------------
             Chad A. Verdi

         /s/ Todd J. Broms                Director, Chief Executive Officer and       May 14, 2002
         -----------------                President (principal executive officer)
             Todd J. Broms


         /s/ Randolph A. Graves, Jr.      Director, Vice-President, Chief Financial   May 14, 2002
         ---------------------------      Officer and Corporate Secretary (principal
             Randolph A. Graves, Jr.      financial and accounting officer)


         /s/ Leonid Khotin                Director                                    May 14, 2002
         -----------------
             Leonid Khotin


         /s/ Simon Nemzov                 Director                                    May 14, 2002
         ----------------
             Simon Nemzow


         /s/ Carey Naddell                Director                                    May 14, 2002
         -----------------
             Carey Naddell

                                 EUROTECH, LTD.
                                    Form S-3
                                  EXHIBIT INDEX

-------------- ----------------------------------------------------- -----------
                                                                       Location
   Exhibit No.                                Description             Reference
-------------- ----------------------------------------------------- -----------
   1           Not applicable

   2           Not applicable

   4           Articles of Amendment regarding Series A 3%
               Convertible Preferred Stock                                 1

   5           Opinion of Solomon Pearl Blum Heymann & Stich LLP           2

   8           Not applicable

  12           Not applicable

  15           Not applicable

  23.1         Consent of GRASSI & CO., CPAs, P.C.                         *

  23.2         Consent of Solomon Pearl Blum Heymann & Stich LLP
               (included in Exhibit 5)                                     2

  24           Power of Attorney (included in signature page)              *

  25           Not applicable

  26           Not applicable

-------------- ----------------------------------------------------- -----------

Legend:
--------------------------------------------------------------------------------

1 Incorporated by reference to such Exhibit filed on Form 8-K dated February 1, 2002 (filed with the SEC on March 1, 2002), on file with the Commission as exhibit 3.1.3

2        To be filed by amendment

*        Filed Herewith.
--------------------------------------------------------------------------------

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